THE STILWELL GROUP
26 Broadway, 23rd Floor
New York, NY 10004
Phone: (212) 269-5800
Facsimile: (212) 269-2675
Email: stilwellgroup@aol.com

February 11, 2008

Dear Fellow Shareholder,

The board of directors is recommending that we vote to sell our Company for $28 per share. I am recommending that we vote against this proposed deal.

During the past decade investment funds I manage have been either the largest or one of the largest shareholders in three of the four major professional liability companies that trade on a national stock exchange, and either I or one of my representatives has sat on the board of directors of each of those three companies. Based on my experience, I am convinced that the proposed $28 buyout of SKP is inadequate.

As one of the directors stated after the SKP board agreed to the proposed $28 offer, the board was more familiar with The Doctors Company, and even though there were higher offers, this was the one they felt most 'comfortable' with. As a professional investor and as SKP's largest shareholder, I believe they made a serious mistake.

While SKP's board and management didn't directly spell out the highest offer that they have so far declined to accept, a little detective work with the proxy materials shows the basic outline of that offer.

On page 19 of SKP's proxy statement, American Physicians Capital, Inc. ("ACAP") is identified as the bidder that eventually makes the highest offer for SKP, as acknowledged on page 26 of their statement. In the cover letter of my proxy statement filed on February 4, 2008, ACAP's offer is described as a fixed-exchange ratio share offer, a fact undenied by SKP. In fact, on page 26 of SKP's proxy statement, ACAP's proposal is said to be in the form of stock consideration, and no mention is made of cash consideration—hence, it is an all-stock offer. Also on page 26, the formula is given by which the exchange value is to be determined. Using the previously mentioned formula of a twenty trading-day volume-weighted average sales price, one finds that the ACAP value on October 15th was $39.74. Further on page 26, it states that the value using that formula as of October 15th was $28 per share. Hence, rounding to the nearest 1/100th of a share results in a fixed exchange ratio of 0.70 shares of ACAP for each share of SKP. This is consistent with the SKP proxy statement (page 26) that the value of the ACAP offer was actually higher than $28 based on the spot closing price on the day the board accepted The Doctors Company $28 per share offer. (They certainly 'explained' the highest offer in an opaque manner, didn't they?)

If we approve our Company's sale to The Doctors Company, the SCPIE franchise will probably be folded into The Doctors Company and disappear. Our physicians will have one less choice for their professional liability needs, many of our employees will lose their jobs, and we will no longer have the opportunity to participate in our Company's success. If, however, the board selects the ACAP offer—either before the vote or after, should the proposal be voted down—SCPIE will remain a viable insurance provider in California. We will own a share of a larger, a more diversified, and, I am certain, a better-run professional liability insurer.

So, if you prefer to receive a lower price for your shares, to see the SCPIE insurance company be absorbed by The Doctors Company, and to owe taxes on those cash proceeds, you should support the board's recommendation.

However,

•	If you would rather receive a higher price, vote against the proposed offer.

•	If you would like to participate in the future upside of a well-managed professional liability insurer, vote against the proposed offer.

•	If you would prefer not to be forced to pay taxes on your capital gain in SKP, vote against the proposed offer.

•	And, if you would prefer that our gem of an insurance company continues its long tradition of excellence for our doctors, vote against the proposed offer.

Sincerely,

/s/ Joseph Stilwell

Joseph Stilwell

On February 4, 2008, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the March 26, 2008 special meeting of stockholders of SCPIE Holdings Inc. On the record date for the meeting, February 4, 2008, there were 9,583,165 shares of common stock of SCPIE Holdings Inc. outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning February 8, 2008. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting Morrow & Co., LLC at 800-662-5200.